Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Joint Proxy/Registration Statement No. 333-259386 on Form S-4/A of VICI Properties Inc. of our reports dated February 23, 2021 relating to the financial statements of MGM Growth Properties LLC and the effectiveness of MGM Growth Properties LLC’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MGM Growth Properties LLC for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Joint Proxy/Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

September 21, 2021